Exhibit 10.1

SALE AND PURCHASE AGREEMENT

RELATING TO 50% MEMBERSHIP INTEREST IN SEACOSCO OFFSHORE LLC

CHINA SHIPPING FAN TAI LIMITED

CHINA SHIPPING INDUSTRY (HONG KONG) CO., LIMITED

AND

SEACOR OFFSHORE ASIA LLC

DATED 31 MAY 2020

[COURTESY CHINESE LANGUAGE TRANSLATION OMITTED AND AVAILABLE UPON REQUEST]

THIS AGREEMENT is made on31 May 2020

BY and BETWEEN:

Seller 1: China Shipping Fan Tai Limited, a company incorporated and registered under the laws of the British Virgin Islands whose registered address is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town.Tortola.VG1110, British Virgin Islands (“CSFT”);

Seller 2: China Shipping Industry (Hong Kong) Co. Limited, a company incorporated and registered under the laws of the Hong Kong Special Administrative Region whose registered address is at 33/F, Tower 2,Kowloon Commerce Centre,51 Kwai C, Hong Kong (“CSI” and together with CSFT “Sellers”)

Purchaser: SEACOR Offshore Asia LLC, a limited liability company incorporated and registered under the laws of the Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall IslandsMH96960 (“SEACOR”)

Legal representative:

Registered Address:

The Sellers and the Purchaser, each referred to a “Party” and together referred to the “Parties”.

Words and expressions used in this Agreement shall be interpreted in accordance with Clause 1 of DEFINITIONS.

WHEREAS

The Seller1 is a company duly incorporated and validly existing under the laws of British Virgin Islands, with full rights and authorization to sign this Agreement;

The Seller2 is a company duly incorporated and validly existing under the laws of Hong Kong Special Administrative Region, with full rights and authorization to sign this Agreement;

The Purchaser is a company duly incorporated and validly existing under the laws of Marshall Islands, with full rights and authorization to sign this Agreement;

By a Limited Lability Company Agreement dated 30 November 2017 for SEACOSCO Offshore LLC, a Marshall Islands Limited Lability Company agreement (hereinafter referred to as the “Joint Venture Contract”), the Sellers and the Purchaser are the members of the SEACOSCO Offshore LLC (hereinafter referred to as the “Subject Company”), the Sellers hold 50% of the membership interest in the Subject Company and the Purchaser holds 50% of the membership interest in the Subject Company;

The membership interests to be transferred (hereinafter referred to as the “Subject Shares”) are:50% of the membership interest in Subject Company ,with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960held in aggregate by the Sellers.

The Sellers are willing to sell, and the Purchaser is willing to purchase, the Subject Shares in the Subject Company subject to the terms and conditions set out in this Agreement.

Upon Closing, the Purchaser will directly hold100%ofthe membership interest in the Subject Company and the Sellers will no longer hold any membership interest, voting rights, right to appoint managers or any other rights whatsoever in respect of the Subject Company or its assets.

IT IS AGREED:

1.	DEFINITIONS

In this Agreement (including its Schedules), the following words and expressions shall have the following respective meanings:

1.1

Business Day means a working day other than a Saturday or Sunday or public holiday and on which commercial banks are open for general business in Hong Kong, the United States of America, British Virgin Islands, and the Republic of the Marshall Islands.

1.2

Law of the Republic of the Marshall Islands means all currently valid laws, regulations, ministerial level rules, normative documents, judicial interpretations and other binding decisions promulgated and announced by all level of legislative bodies, governmental entities or functional departments or authorized departments of governmental agencies of the Republic of the Marshall Islands.

1.3

Subject Shares means the 50% membership interest in the Subject Company legitimately held in aggregate by the Sellers contemplated to be transferred to the Purchaser subject to the terms and conditions under this Agreement, including (without limitation) ownership right, profit distribution right, right to appoint manager(s), asset allocation right and all other rights related to the Subject Shares enjoyed by the members of the Subject Company as provided for under the Joint Venture Contract and the Laws of the Republic of the Marshall Islands.

1.4	Share Transfer means the transfer by the Sellers to the Purchaser of the Subject Shares subject to the terms and conditions set out in this Agreement.

1.5	Transaction means the transfer of the Subject Shares under and pursuant to the terms of this Agreement.

1.6	Joint Venture Contract means the Limited Liability Company Agreement dated 30 November 2017 in respect of the Subject Company made between the Sellers and the Purchaser.

1.7	USD means United States Dollars, the lawful currency of the United States of America.

1.8	Transfer Price means the consideration for the Subject Shares set out in Clause 3.1 of this Agreement.

1.9	This Agreement means this SALE AND PURCHASE AGREEMENT relating to the 50% membership interest in SEACOSCO Offshore LLC by and between the Parties.

1.10

Closing Date means the date on which Closing takes place and the Subject Company registers the alteration of members in the books of the Subject Company to evidence the completion of the Share Transfer.

1.11

Force Majeure means all events and facts that are unforeseeable, unavoidable and insurmountable and which have a material adverse effect on the ability of the Parties or one Party to this Agreement to perform this Agreement, which include but are not limited to, change of law, governmental act, natural disasters such as earthquakes and floods.

1.12

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, except for the Subject Company and its subsidiaries.

1.13

Relevant Vessels means all vessels owned by subsidiaries of the Subject Company, namely, “SEACOSCO YANGTZE”, “SEACOSCO OHIO”, “SEACOSCO AMAZON”, “SEACOSCO NILE”, “SEACOSCO PARANÁ”, “SEACOSCO CONGO”, “SEACOSCO MURRAY”, and “SEACOSCO DANUBE”.

1.14	DPAs means the eight (8) Deferred Payment Agreements entered into between COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. and subsidiaries of the Subject Company for the Relevant Vessels.

1.15	Closing means completion of the sale and purchase of the Subject Shares in accordance with Clause 2.5.

1.16

Closing Period means the period commencing on 15 June 2020 or the date on which all conditions precedent in Clause 4.1 are met (whichever is earlier) and ending on 17 July 2020 (subject to Clauses 4.3 and 4.4) or such later date as Parties may agree.

1.17	Subsidiary means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 (UK).

1.18	Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

1.19	Interim Period means the period commencing on the date of this Agreement and ending on Closing.

2.	SALE AND PURCHASE OF THE SUBJECT SHARES

2.1

Subject to and in accordance with the terms and conditions of this Agreement, the Sellers shall with full title guarantee sell, transfer and assign to the Purchaser, and Purchaser shall purchase from the Sellers, the Subject Shares, and thus obtain all the rights and interests of the Sellers in and to the Subject Shares free from any encumbrance (including without limitation, liens, pledges, claims and other security).

2.2	The Purchaser shall purchase all the membership interest of the Sellers in the Subject Company whichrepresent 50% of the total membership interest of all the members of the Subject Company.

2.3

As of the date of this Agreement, the Purchaser directly holds 50% of the membership interest in the Subject Company. Upon Closing, the Purchaser will directly hold 100% of the membership interest in the Subject Company and the Sellers shall no longer hold any membership interest, voting rights, right to appoint managers or any other rights whatsoever in respect of the Subject Shares, the Subject Company or its assets.

2.4	The Closing shall occur on a Business Day during the Closing Period and the Purchaser shall give the Sellers no less than 3 days prior notice of the proposed Closing Date.

2.5	Subject to Clause 4.1, on Closing:

(a)	each Seller shall deliver or cause to be delivered to the Purchaser:

(i)	duly executed instruments of transfer in favour of the Purchaser in respect of the relevant Subject Shares;

(ii)	the Seller’s membership interest certificate in respect of the relevant Subject Shares (or other equivalent document);

(iii)

such other documents (including without limitation documents of title, governmental permits and any requisite consent) as the Purchaser may reasonably require to implement the transfer of the Subject Shares in accordance with the terms of this Agreement; and

(b)	the Sellers and the Purchaser shall:

(i)	execute a Protocol of Completion evidencing the completion of the Share Transfer; and

(ii)	procure that the Subject Company registers the alteration of members in the books of the Subject Company.

3.	TOTAL CONSIDERATION AND PAYMENT

3.1	The Share Transfer Price

The consideration for the purchase of the Subject Shares shall be United States Dollars Twenty-eight Million One Hundred Fifty Thousand Only (USD 28,150,000).

The Transfer Price of USD 28,150,000 shall be paid by Purchaser in USD in instalments as follows:

3.1.1	First Instalment: USD 8,445,000 shall be paid within five (5) Business Days after the effective date of this Agreement in cash, subject to Clause 10.4.

3.1.2

Second Instalment: balance of the Transfer Price along with interest thereon calculated at a rate of 1.5% per annum (being the Second Instalment) shall be paid on the date that is twelve (12) months from the effective date of this Agreement in cash, subject to Clause 10.5.

3.2

The Parties agree that the Purchaser shall pay each instalment of the Transfer Price in USD to each of Seller 1 and Seller 2in equal proportions and to the bank account details set forth in Schedule 3.2.

The Parties hereby confirm that each of the Sellers is entitled to change the bank account details set forth on Schedule 3.2 but shall deliver a written notice to the Purchaser at least 7 Business Days before such change shall become effective.

4.	CONDITIONS PRECEDENT TO CLOSING

4.1

The Parties agree that the Closing contemplated under Clause 2.5 shall only occur after all of the following conditions precedent are reasonably satisfied or waived (by the relevant Party to whom the obligation is owed) unless otherwise agreed by the Parties in writing:

4.1.1

The Sellers have obtained all necessary or desirable approvals from, and have completed any and all registration procedures with,the state-owned asset supervision and administration institution or its authorized agency and any and all other relevant governmental, judicial or regulatory authority in accordance with applicable laws and regulations for transfer of the Subject Shares;

4.1.2

Each of the Parties have completed their respective internal approval process in accordance with applicable laws and regulations and its articles of association (or other equivalent constitutional documents), including:

4.1.2.1	in respect of each of the Sellers, the approval of its Board of Directors or General Managers to enter into this Agreement and to carry out the Transaction.

4.1.2.2	in respect of the Purchaser, the approval of its Board of Directors to enter into this Agreement and to carry out the Transaction.

4.1.3	No breach of this Agreement has occurred and all representations and warranties made by each of the Parties under this Agreement are true, accurate, complete and not misleading.

4.1.4	The Purchaser has fulfilled its obligation under Clause 8 (Guarantee) of this Agreement, except for the registration of the Second Preferred Mortgage provided in Clause 8.3.

4.1.5

The Sellers have provided the Purchaser with such bank mandates and documents to effect any change of signatories of the Subject Company as the Purchaser may require in relation to, amongst other things, the bank accounts of the Subject Company and its subsidiaries.

4.1.6	The Sellers have provided the Purchaser with letters of resignation of the managers in the Subject Company appointed by each of them pursuant to the Joint Venture Contract.

4.1.7

The Purchaser has obtained all necessary consents (including without limitation the consent of the lenders under that certain credit agreement relating to a senior secured term loan, dated 26 September 2018, as set forth on Exhibit C) to perform its obligations under this Agreement and to carry out the Transaction.

4.1.8	The Purchaser has completed payment of the First Instalment as provided in Clause 3.1.1.

4.2

The Sellers shall take all reasonable efforts to assist the Purchaser to comply and complete with any and all formalities and procedures relating to the completion of the Transaction, including but not limited to obtaining authorizations and approvals of relevant governmental, judicial or regulatory authorities, registries or other competent authority, removing of board members and officers of the Subject Company, handing over of all material and documents in or relating to the Subject Company, and taking such other step or action as may be required by the Purchaser.

4.3

Unless otherwise agreed between the Parties, in the event that any of the conditions in Clause 4.1 are not complied with before the expiry of the Closing Period, the Parties shall discuss and negotiate one or more of the following:

(a)	the waiver of all or any of the conditions precedent set out in Clause 4.1;

(b)	an extension of the Closing Period; or

(c)	the termination of this Agreement,

and shall use reasonable endeavors to reach an agreement on such waiver, extension or termination (as the case may be) within thirty (30) Business Days from the last day of the Closing Period (hereinafter referred to as “Negotiation Period”) and the Closing Period shall be deemed to have been extended by the Negotiation Period.

4.4

In the event that the conditions precedent in Clause 4.1 have not been satisfied before the expiry of the Negotiation Period, and the Parties are unable to agree on such waiver, extension or termination contemplated in Clause 4.3, then subject to the Purchaser’s one-time option to further extend the Closing Period by 20 Business Days, this Agreement and the obligation of the Sellers to sell and the obligation of the Purchaser to purchase the Subject Shares shall be terminated on the expiry of the Negotiation Period (or 20 Business Days after the expiry of the Negotiation Period, as the case may be), save that:

(a)

termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination; and

(b)

Parties shall use all reasonable and necessary endeavours to cancel and invalidate all documents related to the performance of this Agreement and restore the Subject Company to the position prior to the execution of this Agreement.

4.5	The Parties agree that the Purchaser shall be the sole Party to enjoy any profits meanwhile to bear any losses with respect to the Subject Shares during the Interim Period.

4.6

The Parties further agree and undertake not to do, or omit to do, anything during the Interim Period which would be inconsistent with the terms of this Agreement or which would have a material adverse effect on the Subject Company and its subsidiaries.

5.	TERMINATION OF JOINT VENTURE CONTRACT OF SUBJECT COMPANY AND COMPLETION OF OTHER FORMALITIES

5.1	As soon as practicable after Closing, the Parties shall execute such documents and take such action as may be required to:

(a)	terminate and/or replace the Joint Venture Contract; and

(b)	submit or register such documents as may be required by the competent authorities relating to the Subject Company.

5.2

The Purchaser undertakes to use its best endeavor to update the register of members of the Subject Company without delay and provide evidence of the same to the Sellers within five (5) Business Days after such update has been completed.

5.3

The Parties hereby agree that the Joint Venture Contract shall be deemed to have terminated by agreement on the Closing Date, except for Sections 2.8 (c), 2.8 (e), 2.8 (g), 8.8, and 10.3only which shall survive the termination of the Joint Venture Contract. The Sellers shall execute any required notices, consents or approval reasonably required to amend and restate the limited liability company agreement of the Subject Company in the form requested by the Purchaser in compliance with the applicable laws.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

6.1	Each of the Sellers respectively represents and warrants to the Purchaser that as of the date hereof and the Closing Date:

6.1.1

The Seller1 is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Seller1 has all requisite corporate power and authority to execute and deliver this Agreement and other documents relating to this Agreement (to which the Seller1is a party), and to perform each of its obligations thereunder to consummate the Transaction subject to the terms of this Agreement;

6.1.2

The Seller2 is a company duly incorporated, validly existing and in good standing under the laws of Hong Kong Special Administrative Region. The Seller2 has all requisite corporate power and authority to execute and deliver this Agreement and other documents relating to this Agreement (to which the Sellers is a party), and to perform each of its obligations thereunder to consummate the Transaction subject to the terms of this Agreement;

6.1.3

Each of the Sellers have full title to the relevant Subject Shares and are registered as the members of the Subject Company according to applicable laws as at the date of this Agreement and the Closing Date;

6.1.4

Each Seller has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on it, in accordance with its terms;

6.1.5	All the representations and warranties made by the Sellers under this Agreement are true and correct.

6.1.6

The execution and performance of this Agreement will not result in an infringement of the right of any third party and will not result in a breach of any legally binding document to which either of the Sellers is a party or any legal commitment to be performed by either of the Sellers;

6.1.7

The membership interests held by the Sellers are free from any lien or other encumbrance, and each of the Sellers has the complete and effective power to dispose of the Subject Shares. There is no judgment or order that may restrict the transfer of the Subject Shares and there are no pending or potential action, arbitration, court judgment or ruling that may have or will materially affect the Subject Shares or the transfer of the Subject Shares; and

6.2

If any of the representations and warranties made by the Sellers under Clause 6.1 becomes inaccurate or untrue, then such event shall constitute a breach of this Agreement and the Sellers shall compensate the Purchaser for any actual losses and damages caused, but in no event shall the liability of the Sellers under this Agreement exceed the Transfer Price.

6.3

Upon signing of this Agreement or satisfaction of the conditions precedent in Clause 4.1, whichever is later, the Sellers undertake to cooperate with the Purchaser to assist in the transfer of the Subject Shares from the Sellers to the Purchaser.

7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1	The Purchaser represents and warrants to the Sellers that as of the date hereof and the Closing Date:

7.1.1

The Purchaser is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and have all requisite power and authority to execute and deliver this Agreement and the other documents relating to this Agreement (to which the Purchaser is a party), to perform each of its obligations thereunder and to consummate the Transaction subject to the terms of this Agreement, including the approval of its board of directors;

7.1.2	The Purchaser represents that it has sufficient funds from legitimate sources to pay the Transfer Price as provided for under Clause 3.1 of this Agreement;

7.1.3

The Purchaser has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute its valid and binding obligations, in accordance with its terms;

7.1.4	All the representations and warranties made by the Purchaser under this Agreement are true and correct.

7.1.5

The execution and performance of this Agreement will not result in an infringement of the right of any third party and will not result in a breach of any legal binding document to which the Purchaser is a party or any legal commitment to be performed by the Purchaser; and

7.1.6

The Purchaser shall pay the taxes payable by the Sellers (if any) in accordance with the laws and regulations of The Republic of the Marshall Islands relating to the Share Transfer, including but not limited to withholding tax on the transfer and stamp duties of non-resident equity transfer.

7.2	Upon signing of this Agreement, the Purchaser undertakes to use its best endeavor to obtain the consent and approvals necessary to complete the Transaction.

7.3

The Purchaser shall arrange the change of the name of the Subject Company and its subsidiaries within 30 business days after the Closing, after which the name of the Subject Company and its subsidiaries shall neither include the names and trademarks of nor in any way imply the involvement of the Sellers and the China COSCO Shipping Corporation Limited.

7.4

If any of the representations and warranties by the Purchaser under Clause 7.1 becomes inaccurate or untrue, then such event shall constitute a breach of this Agreement and the Purchaser shall compensate the Sellers for any actual losses and damages caused, but in no event shall the liability of the Purchaser under this Agreement exceed the Transfer Price.

8.	GUARANTEE

8.1

The Purchaser agrees and undertakes to provide in respect of each DPA a parent company guarantee from SEACOR Marine Holding Inc., in favour of the COSCO Shipping Heavy Industry (Guangdong) Co Ltd., in substantially the form attached hereto as Exhibit A, on the date of signing this Agreement.

8.2

The Purchaser agrees and undertakes to provide a parent company guarantee issued by SEACOR Marine Holding Inc., in favour of Seller 1 and Seller 2, in substantially the form attached hereto as Exhibit B, on the date of signing this Agreement.

8.3

The Parties agree and undertake to procure the execution of 2nd preferred mortgages (the “Mortgages”) in respect of the Relevant Vessels by the relevant SEACOSCO subsidiaries in favor of the Sellers as security for the punctual performance of the Purchaser under this Agreement. The Parties agree to sign the agreement of the Mortgages on the date of signing this Agreement. Subject to the Sellers having procured the consent of COSCO Shipping Heavy Industry (Guangdong) Co Ltd. (as first preferred mortgagee) to the registration of the Mortgages, the Purchaser further undertakes to complete registration of the Mortgages within three (3) Business Days from the effective date of the Mortgages and shall provide evidence of the same to the Sellers.

9.	TAXES AND EXPENSES

9.1

The Purchaser and the Sellers shall be responsible for its respective costs, charges and other expenses (including those of their respective affiliates) incurred in connection with the Transaction contemplated under this Agreement (including any tax liability incurred in connection thereto), provided that if the Transaction is not successfully consummated as a result of a Party’s breach of any provision under this Agreement, the defaulting Party shall bear all the foregoing costs and expenses incurred by the non-defaulting Parties in connection with the Transaction.

9.2

Subject to Clause 7.1.6, the Parties agree that all taxes and expenses related to the Transaction contemplated under this Agreement shall be borne by the respective Parties in accordance with applicable laws and regulations; and if no such laws and regulations is in place, in accordance with this Agreement.

10.	DEFAULT LIABILITIES

10.1	In the event that any Party materially breaches any of the following terms and conditions, except if such events are caused by Force Majeure, such breach shall constitute an event of default:

10.1.1

Clause 3, unless such event relates to payment obligations that are otherwise satisfied in the manner set forth in Clause 10.4 or Clause 10.5, as applicable, in which case such event shall not constitute an event of default;

10.1.2	Clause 6.1;

10.1.3	Clause 7.1; and

10.1.4	Clause 8.

10.2

If an event of default set out in Clause 10.1 above occurs, the non-defaulting Party shall send a written notice to the defaulting Party within five (5) Business Days after it becomes aware of such event of default, requiring the defaulting party to rectify the breach. The non-defaulting Party shall be entitled to terminate this Agreement and/or request the defaulting Party to indemnify the non-defaulting Party for any losses suffered if the defaulting Party fails to rectify the breach within twenty (20) Business Days upon the receipt of the said notice from the non-defaulting Party.

10.3

If the non-defaulting Party is penalised by relevant administrative authorities or assumes responsibilities to any third party due to the default of the defaulting Party, the defaulting Party shall be liable to the non-defaultingParty for the loss caused by its breach, provided that in no event shall the liability of any Party under this Agreement exceed the Transfer Price.

10.4

In the event that the Purchaser fails to make full payment for the first instalment of the Transfer Price within 15 Business Days after the fifth (5th) Business Day after the effective date of this Agreement (the “Due Date”) as provided for in Clause 3.1.1, the Purchaser shall pay liquidated damages to the Sellers at a daily rate of 0.05% of the overdue amount from the sixteenth Business Day following the Due Date to the date on which it is fully paid or the date on which the Transaction is unwound. In the event that the first instalment remains overdue 30 days after the Due Date as provided for in Clause 3.1.1, the Sellers may pursue the Transfer Price as a debt due to the Sellers by the Purchaserand the Sellers shall have the right to proceed directly to enforce their rights under any security documents without further notice or may require that the Transaction be unwound such that, amongst other things, (i) the Subject Shares be transferred back to the Sellers, if applicable, (ii) the Sellers shall refund any amounts paid by the Purchaser to the Sellers except for the liquidated damages paid in accordance with this Clause 10.4 and (iii) the Joint Venture Contract shall be reinstated. The Parties agree and confirm that the Purchaser shall not be obliged to pay the liquidated damages for overdue payment if it is affected by Force Majeure events or events not attributed to the fault of the Purchaser or the Subject Company. However, the Purchaser shall use best endeavours to remove such impact caused by Force Majeure events or any other events not attributed to the fault of the Purchaser or the Subject Company so as to effectas soon as practicable the full performance of its payment obligations to the Sellers.

10.5

In the event that the Purchaser has not paid in full the Second Instalment of the Transfer Price provided for under Clauses 3.1.2 by the due date as provided therein, the Sellers shall have the right to declare that all of the remaining Transfer Price and any accrued and unpaid interest thereon be immediately due and payable and may proceed directly to enforce their rights under any security documents without further notice,unless the Purchaser agrees, by Notice to the Sellers at least 30 days prior to the due date, to complete payment of all the amount in accordance with the following new payment schedule:

i)

No less than USD 1,000,000, along with an interest of the unpaid amount at the rate of 1.5% per annum for one year, shall be paid within ten (10) Business Days after twelve (12) months from the effective date of this Agreement.

ii)

No less than USD 2,500,000, along with an interest of the unpaid amount at the rate of 7.0% per annum for one year, shall be paid within ten (10) Business Days after twenty-four (24) months from the effective date of this Agreement.

iii)

No less than USD 2,500,000, along with an interest of the unpaid amount at the rate of 7.5% per annum for one year, shall be paid within ten (10) Business Days after thirty-six (36) months from the effective date of this Agreement.

iv)

USD 13,705,000 or the rest of the unpaid amount, along with an interest of the unpaid amount at the rate of 8.0% per annum for one year, shall be paid within ten (10) Business Days after forty-eight (48) months from the effective date of this Agreement.

11.	CONFIDENTIALITY

11.1

Except as provided under Clause 11.3, the Parties shall keep confidential all information (hereinafter referred to as the “Confidential Information”) relating to the Subject Company and any Party or Parties and their Affiliates received by or obtained by it under or in connection with the Joint Venture Contract and this Agreement. For the avoidance of doubt, the Parties confirm that Confidential Information includes the manner of performance of this Agreement, disputes and dispute resolutions (if any). Except as provided under Clause 11.3, without the prior written consent of the other Parties, a Party shall not, in any form, disclose the Confidential Information to any third party in whole or in part.

11.2

Except as provided under Clause 11.3, the provisions herein shall bind the members, shareholders, directors, employees, consultants and staff of the Parties and their Affiliates (referred to as “Personnel” of such Party) who obtain or receive Confidential Information of the other Parties. Each Party shall be liable to the other Parties for breach of Clause 11.1 by the Personnel of such Party.

11.3	In any of the following situations, the obligation under Clause 11.1 shall not be binding on the relevant Party with respect to corresponding Confidential Information:

11.3.1	if the Confidential Information has entered the public domain for reasons that cannot be attributed to the breach by a Party or the Personnel of the Party of Clause 11.1;

11.3.2	if the Confidential Information is required to be disclosed under the laws and regulations (including any rules of any stock exchange) applicable to that Party;

11.3.3

if any court of competent jurisdiction, governmental, banking, taxation or administrative or regulatory authorities (including any stock exchange) or similar body that have jurisdiction over that Party requires the disclosure of Confidential Information;

11.3.4

if the Confidential Information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; and

11.3.5

to its officers, directors, employees, professional advisers, auditors and partners as that Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 11.3.4 is informed in writing of its confidential nature.

12.	FORCE MAJEURE

12.1

Unless otherwise stipulated by this Agreement, if one Party fails to perform its obligations under this Agreement in whole or in part as a result of Force Majeure event(s), such Party shall not be deemed to have breached or be in default under this Agreement. However, the Party affected by the Force Majeure event(s) shall within a reasonable period notify the other Party or Parties in writing specifying the Force Majeure event(s) and the effect of such Force Majeure event(s) on its performance of this Agreement, including relevant documentary proof thereof.

12.2	The Party affected by the Force Majeure event(s) shall take reasonable effort to reduce losses of the other Partyor Parties caused by the Force Majeure event(s).

13.	EFFECTIVENESS OF THE AGREEMENT

13.1

This Agreement shall become effective upon the execution by the Parties of this Agreement by the legal representatives or the authorized representatives of each of the Parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any counterpart and each counterpart shall be valid and effectual as if executed as an original.

13.2	This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assignees.

13.3

Subject to the terms of this Agreement, if a Party is in material breach of this Agreement, it shall bear all relevant liabilities for breach of contract according to competent English law and regulations, and shall be liable to compensate losses suffered by the non-defaulting Party.

14.	APPLICABLE LAWS AND DISPUTE SETTLEMENT

14.1

The formation, validity, interpretation and implementation of this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

14.2

In the event of any dispute arising from, or in connection with this Agreement, the Parties shall first attempt to resolve the dispute through friendly consultations. In the event that satisfactory resolution is not achieved within sixty (60) days from the commencement of such consultations, the dispute shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the date of commencement of the arbitration proceedings. The seat of arbitration shall be London, United Kingdom. There shall be three arbitrators. The arbitral award shall be final and binding upon the Parties. The language of the arbitration shall be English.

15.	NOTICES

15.1

Any notice under or in connection with this Agreement (a “Notice”), shall be given in writing in English by way of email to the following email addresses, registered mail to the following address or fax to the following fax number unless a Party has informed the other Parties of a new email address, address and/or fax number. If the Notice is made in the form of email or fax, it shall be deemed delivered on the next Business Day thereafter when received in legible form and if made in the form of registered mail, it shall be deemed delivered on the 2nd Business Day of the dispatch of the Notice. A Party shall notify the other Parties of any change to its address, email address or fax number no less than seven (7) Business Days prior to such change:

To Seller 1: China Shipping Fan Tai Limited

Address: Floor 6, No.5299 Binjiang Avenue, Pudong District, 200127, Shanghai PRC.

Telephone: + 86 21 6596 6429; +86 13701903211

Facsimile: +86 21 6596 6429

Email: zhang.min2@coscoshipping.com

To Seller 2: China Shipping Industry (Hong Kong) Co. Limited

Address: Floor 23, No.628 Minsheng Road, Pudong District, Shanghai PRC.

Telephone: + 86 21 6596 3132

Facsimile:

Email: wang.bo2@coscoshipping.com

To the Purchaser: SEACOR Offshore Asia LLC

Address/: 12121 Wickchester Lane, Suite 500, Houston, TX 77079

Telephone: +1 346 980 1700

Facsimile:

Email: jgellert@seacormarine.com, with copy to aeverett@seacormarine.com

16.	AMENDMENTS TO THE AGREEMENT

16.1

Any alteration and amendment to this agreement shall be effective only if agreed by all the Parties in writing by their authorized representatives, and such documentation will be effective where relevant, upon the review and approval by the qualified internal approving authority of each Party and any relevant government competent authority.

17.	SEVERABILITY OF THE AGREEMENT

17.1

If any provision under this Agreement is or becomes invalid, unenforceable or cannot be performed for reasons of that such provisions constitute violation of English law, such provision shall be deemed invalid without affecting the legality, validity or enforceabilityof the other provisions under this Agreement, which shall remain effective and binding on the Parties.

17.2	Under the above Clause 17.1, the Parties to this Agreement shall mutually consult with each other to agree a replacement clause to supersede the invalid provision.

17.3

Any obligations under this Agreement hereof which have not been performed prior to the Closing of the Transaction shall remain valid after the Closing Date. Notwithstanding the termination or rescission of this Agreement for any reason, Clause 11(Confidentiality), Clause 14 (Applicable Laws and Dispute Settlement), Clause 15 (Notices), this Clause 17.3 and Clause 18.1 shall remain valid and effective.

18.	LANGUAGES AND COPIES

18.1	This Agreement shall be executed in both English and Chinese. In the event of any discrepancy, the English version shall prevail.

18.2

This Agreement shall be executed in both English and Chinese in seven (7) originals respectively, with each Party holding two (2) original and the remaining originals shall be submitted to the relevant authorities for approval (if necessary) and the Subject Company for its records.

19.	CONFLICT WITH JOINT VENTURE CONTRACT

The Parties agree that any rights of pre-emption or restrictions on transfer, and any other provisions in relation to the sale or transfer of the Subject Shares in the Joint Venture Contract are waived and the terms of this agreement shall prevail.

20.	ASSIGNMENT

No Party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Parties.

The below is intentionally left blank

IN WITNESS WHEREOF the Parties hereto have caused their duly authorized representatives to execute this Agreement as at the first date written above.

The Seller1:

(Stamp)

Signature: /s/ Ming Dong

Name: Ming Dong

Title: Authorized Signatory

The Seller2:

(Stamp)

Signature: /s/ Yu Jianzhong

Name: Yu Jianzhong

Title: Authorized Signatory

The Purchaser:

Signature: /s/ John Gellert

Name: John Gellert

Title: President

EXHIBIT A

TO

SALE AND PURCHASE AGREEMENT

RELATING TO

50% MEMBERSHIP INTEREST IN SEACOSCO OFFSHORE LLC

[omitted – Exhibit separately filed]

EXHIBIT B

TO

SALE AND PURCHASE AGREEMENT

RELATING TO

50% MEMBERSHIP INTEREST IN SEACOSCO OFFSHORE LLC

[omitted – Exhibit separately filed]

EXHIBIT C

TO

SALE AND PURCHASE AGREEMENT

RELATING TO

50% MEMBERSHIP INTEREST IN SEACOSCO OFFSHORE LLC

The Credit Agreement, and any amendments thereto, are publicly filed with the Securities and Exchange Commission of the U.S. A copy of the Credit Agreement is available at the following website:

https://www.sec.gov/Archives/edgar/data/1690334/000143774918020355/ex_124873.htm

Schedule 3.2

Bank Account Details

[confidential]